LOAN AGREEMENT



        LOAN AGREEMENT dated November 3, 1999 among UNITED PETROLEUM CORPORATION, a corporation organized under the laws of the State of Delaware ("UPET"), UNITED PETROLEUM GROUP, INC., a corporation organized under the laws of the State of Delaware and formerly known as United Petroleum Subsidiary, Inc. ("UPET Group"), F.S. CONVENIENCE STORES, INC., a corporation organized under the laws of the State of Florida ("F.S. Stores"), F.S. GAS SUBSIDIARY, INC., a corporation organized under the laws of the State of Florida ("F.S. Gas"), F.S. NON-GAS SUBSIDIARY, INC., a corporation organized under the laws of the State of Florida ("F.S. Non-Gas"), REWJB GAS INVESTMENTS, a Florida general partnership ("REWJB Gas"), JACKSON-UNITED PETROLEUM CORPORATION, a corporation organized under the laws of the Commonwealth of Kentucky ("Jackson"), CALIBUR SYSTEMS, INC., a corporation organized under the laws of the State of Tennessee ("Calibur"), (UPET, UPET Group, F.S. Stores, F.S. Gas, F.S. Non-Gas, REWJB Gas, Jackson and Calibur, collectively, "Borrowers") and HAMILTON BANK, N.A., a national banking association ("Bank").

        WHEREAS, Borrowers have requested the Bank to make available to Borrowers a US$4,233,000 Revolving Credit Facility, a US$8,300,000 Mortgage Loan Facility and a US$10,467,000 Term Loan Facility, all upon and subject to the terms and conditions of this Agreement;

        ACCORDINGLY, the parties agree as follows:

                             ARTICLE I: DEFINITIONS

        In this Agreement:

1.1 "Banking Day" means any day other than a Saturday, Sunday or legal holiday on which banks are authorized or required to be closed in Miami, Florida and New York, New York, and, with respect to LIBOR Loans, a day on which banks also are open and dealing in Dollars in the London, England interbank market.

1.2     "Borrowing  Base" means the Dollar amount  determined in accordance with
        Section 2.1(c).

1.3 "Closing Date" means November 3, 1999 or such other date for closing the Loans as agreed to by the Bank and UPET.

1.4 "Collateral" means the assets of Borrowers described in Article VIII assigned to the Bank, mortgaged to the Bank or in which a security interest is granted to the Bank to secure the Loans and other Liabilities of Borrowers to the Bank.

1.5 "Collateral Agreements" means the Lease Assignments, the Mortgages, the Security Agreements, the Pledge Agreement and the collateral assignments of the Purchase Agreement and the Management Agreement.

1.6 "Commitments" means the obligations of the Bank to make the Revolving Credit Loans, the Mortgage Loan and the Term Loan to Borrowers.

1.7     "Documents"   means  this  Agreement,   the  Notes  and  the  Collateral
        Agreements.

1.8 "Dollars" and "US$" means lawful money of the United States of America. Any reference in this Agreement to payment in "Dollars" or "US$" means payment in immediately available Dollar funds.

1.9 "Drawing Date" means any date on which a Revolving Credit Loan is made by the Bank to a Borrower hereunder.

1.10 "Eurocurrency Reserve Requirements" means, for any day, the aggregate (without duplication) of the rates (expressed as a decimal fraction) of any reserve requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for Eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of such Board) maintained by a member bank of such system.

1.11 "Event of Default" means any of the events mentioned in Article X of this Agreement.

1.12 "GAAP" means generally accepted accounting principles applied on a basis consistent with those used in Borrowers' financial statements.

1.13 "Governmental Authority" means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

1.14 "Indebtedness" means any item which would properly be included as a liability on the liability side of a balance sheet prepared in accordance with GAAP as of any date as of which "Indebtedness" is to be determined.

1.15 "Lease Assignments" means the instruments of assignment of the Leases to the Bank.

1.16 "Leases" means the lease agreements by which Borrowers hold the leasehold interests described in Schedule 1.16 attached hereto, and any lease agreement by which any Borrower hereafter holds a leasehold interest meeting the requirements of Section 6.10.

1.17 "Liabilities" means all obligations of borrowers under this Agreement and the Notes and all other obligations of Borrowers to the Bank, its successors and assigns, of every kind, nature and description, direct or indirect, secured or unsecured, joint and several, absolute and contingent, due or to become due, now existing or hereafter arising, regardless of how they arose or by what instrument or whether evidenced by any agreement or instrument. "Liabilities" includes obligations to perform acts and to refrain from taking action as well as obligations to pay money.

1.18 "LIBOR" means in respect of each LIBOR Interest Period, the rate per annum (rounded upwards, if necessary, to the nearest 1/16th of 1%) quoted on Reuters International System's "LIBO" page at approximately 11:00a.m. London time on the day two (2) Banking Days before the beginning of the LIBOR Interest Period for the offering by leading banks in the London interbank market of Dollar deposits for the term of such LIBOR Interest Period and in amounts comparable to the principal amount of the LIBOR Loan scheduled to be outstanding for the LIBOR Interest Period.

1.19 "LIBOR Determination Date" means the last Banking Day of each LIBOR Interest Period.

1.20 "LIBOR Interest Period" means each successive period of time used to determine the rate of interest applicable to the principal of a LIBOR Loan. The first LIBOR Interest Period of a LIBOR Loan shall commence on the date specified by UPET for the commencement of the LIBOR Loan and end on its first LIBOR Determination Date, and each subsequent LIBOR Interest Period shall commence on the LIBOR Determination Date for the preceding LIBOR Interest Period and end on the next succeeding LIBOR Determination Date. Except as otherwise provided herein, LIBOR Interest Periods shall be six (6) months for the LIBOR Mortgage Loan and one (1) month for a LIBOR Revolving Credit Loan. If any LIBOR Determination Date falls on a day which is not a Banking Day, it shall be adjusted and determined in accordance with the practices of the offshore Dollar interbank markets as from time to time in effect, provided, however, that the last LIBOR Interest Period shall end no later than the date specified by UPET for conversion of such LIBOR Loan into a Prime Rate Loan, the fifth (5th) anniversary of the Closing Date or the date all amounts outstanding hereunder become due whether by acceleration or otherwise, as the case may be.

1.21 "LIBOR Revolving Credit Loan", "LIBOR Mortgage Loan" and "LIBOR Loans" means a Revolving Credit Loan or the Mortgage Loan or both, respectively, at any time during which interest thereon is calculated with reference to LIBOR.

1.22 "Loans" means the Revolving Credit Loans, the Mortgage Loan and the Term Loan.

1.23 "Management Agreement" means the Management Agreement to be entered into between UPET Group and Farm Stores Grocery, Inc.

1.24 "Maturity Date" means the fifth anniversary (5th) of the Closing Date, but in no event later than October 30, 2004.

1.25 "Merger Plan" means the Agreement and Plan of Merger dated September 29, 1999 among F.S. Stores, UPET and UPET Group and joined for certain limited purposes by Farm Stores Grocery, Inc., as the same may be amended from time to time.

1.26    "Mortgage Loan" means the term loan described in Section 2.2.

1.27 "Mortgages" means the first mortgages or deeds of trust in favor of or for the benefit of the Bank on the Owned Real Properties.

1.28 "Notes" means the joint and several promissory notes of Borrowers evidencing the Loans in substantially the form of Exhibit A attached hereto.

1.29 "Owned Real Properties" means the real properties owned by Borrowers. Owned Real Properties owned by Borrowers on the Closing Date are described in Schedule 1.29 attached hereto.

1.30 "Person" means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

1.31 "Pledge Agreements" means the Pledge Agreements pledging the shares of Farm Stores Grocery, Inc. owned by one or more Borrowers and described in Section 8.3 to the Bank in substantially the form of Exhibit B attached hereto.

1.32 "Prime Rate" means the Dollar prime commercial rate as publicly announced from time to time by Citibank, N.A. as its "prime rate".

1.33 "Prime Rate Loans" means the Term Loan and a Revolving Credit Loan or the Mortgage Loan (or any portion thereof) or both, respectively, at any time during which interest thereon is calculated with reference to Prime Rate.

1.34 "Purchase Agreement" means the Purchase Agreement to be entered into between UPET Group and Farm Stores Grocery, Inc. granting UPET Group an option to purchase shares of Farm Stores Grocery, Inc.

1.35 "Requirement of Law" means, as to any Person, the Certificate of Incorporation and By-Laws or other organization or governing documents of such Person and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

1.36    "Revolving  Credit Loans" means the revolving loans described in Section
        2.1.

1.37 "Security Agreements" means the security agreements executed by each of the Borrowers granting the Bank a first security interest in all of the Borrower's personal property, each in substantially the form of Exhibit C hereto.

1.38    "Term Loan" means the term loan described in Section 2.3.

1.39 "Year 2000 Compliant" means that the relevant party's computers, computer systems and codes (i) will not fail to accurately and properly read, process, perform mathematical calculations, store, sort, distinguish, recognize, accept or interpret any data containing date information prior to, during and after the year 2000, (ii) will not fail to accurately and properly read and process the fact that the year 2000 is a leap year, (iii) will accurately and properly read and process so-called "magic dates" such as the date "9/9/99" or any other date field data used by the party to signify information other than the date and (iv) will be compatible with any other party's computer system as to Year 2000 Compliant matters with respect to circumstances described in
        (i) - (iii) above.

                              ARTICLE II: THE LOANS

2.1     Revolving Credit Loans.

        (a) Drawdowns. The Bank agrees, on the terms and conditions set forth herein and upon at least two (2) Banking Days' prior notice from UPET, to make Revolving Credit Loans jointly and severally available to Borrowers in the aggregate principal amount not at any time exceeding the lesser of the Borrowing Base, as determined in subsection (c) below, or US$4,233,000. The notice from UPET shall specify whether the Revolving Credit Loan is to be a Prime Rate Loan or a LIBOR Loan, the Drawing Date of the Loan and the account at the Bank of a Borrower to which the Loan is to be credited and shall include or be accompanied by a certificate setting forth the current calculation of the Borrowing Base.

        (b) Repayment. Borrowers shall have the right to repay in whole or in part without penalty or premium Prime Rate Revolving Credit Loans at any time and LIBOR Revolving Credit Loans on LIBOR Determination Dates for the LIBOR Revolving Credit Loans being repaid. Any such repayments of a LIBOR Revolving Credit Loan also shall be upon at least two (2) Banking Days prior notice to the Bank. Borrowers shall have the right prior to the Maturity Date, or one (1) month prior to the Maturity Date in the case of a LIBOR Revolving Credit Loan, to reborrow as provided in this
                Section 2.1, provided, that, all outstanding Revolving Credit Loans shall be due and payable jointly and severally by the Borrowers on the Maturity Date. If at any time the aggregate principal amount of outstanding Revolving Credit Loans shall be greater than the Borrowing Base, Borrowers immediately shall repay Revolving Credit Loans in an amount sufficient to reduce the aggregate principal amount of outstanding Revolving Credit Loans to less than the Borrowing Base. Repayments shall be accompanied by payment of accrued interest on the amount repaid to the date of repayment and, in the case of any repayment of a LIBOR Revolving Credit Loan on a date other than its LIBOR Determination Date, any amount required by Section 4.4 hereof.

        (c) Borrowing Base. Until the first anniversary of the Closing Date, the Borrowing Base for Revolving Credit Loans shall be at any time an amount equal to the sum of eighty percent (80%) of Borrowers' eligible accounts receivable plus eighty percent (80%) of Borrowers' eligible inventory. Thereafter the Borrowing Base for Revolving Credit Loans shall be at any time an amount equal to the sum of eighty percent (80%) of Borrowers' eligible accounts receivable plus seventy percent (70%) of Borrowers' eligible inventory. Eligible accounts receivable are non-related accounts of any borrower (i.e., accounts due from parties not a Borrower or affiliated with any Borrower), for which there are no contra accounts, that are outstanding for up to 60 days from due date and otherwise complying with the representations and warranties and other terms and conditions of the Security Agreements. Any account with more than 50% of its balance past due more than 60 days will be deemed ineligible in its entirety. Eligible inventory is inventory of any Borrower complying with the representations and warranties and other terms and conditions of the Security Agreements and excludes the amount of any reserve, for obsolescence or otherwise, placed against such inventory on the financial statements of Borrowers. The Bank retains the right from time to time to establish standards of eligibility and reserves against availability in its sole but reasonable discretion.

2.2 Mortgage Loan. The Bank agrees, on the terms and conditions set forth herein, to make the Mortgage Loan to Borrowers in the principal amount of US$8,300,000 on the Closing Date. The Mortgage Loan shall be repayable jointly and severally by Borrowers in monthly level principal and interest payments based upon a fifteen (15) year amortization schedule (readjusted upon any change in interest rate to reflect such change in interest rate) and a balloon payment on the Maturity Date of all amounts then outstanding under the Mortgage Loan. Notwithstanding the foregoing, in no event shall the principal amount of the Mortgage Loan exceed eighty percent (80%) of the appraised value of the Owned Real Properties as set forth in the appraisals described in Article IX.

2.3 Term Loan. The Bank agrees, on the terms and conditions set forth herein, to make the Term Loan to Borrowers in the principal amount of US$10,467,000 on the Closing Date. The Term Loan shall be repayable jointly and severally by Borrowers beginning thirteen (13) months after the Closing Date in equal monthly principal payments based upon a six
        (6) year amortization schedule and a balloon payment on the Maturity Date of all amounts then outstanding under the Term Loan. Notwithstanding the foregoing or any other conflicting or inconsistent provision herein, if the original principal amount of the Mortgage Loan is less than US$8,300,000, the original principal amount of the Term Loan, at the option of UPET, may be increased by up to US$750,000 of the amount of such reduction in the Mortgage Loan, provided, however, that the aggregate principal amounts of the Mortgage Loan and the Term Loan shall not exceed US$18,767,000.

2.4 Interest. Borrowers jointly and severally shall pay interest on the unpaid principal amount of the Loans from the date made available by the Bank to a Borrower until maturity as follows:

        (a) Revolving Credit Loans shall bear interest at the option of UPET at rates per annum equal to (i) the sum of Prime Rate plus one percent (1.0%) or (ii) the sum of three and seven-eighths percent (3.875%) plus LIBOR. Any change in the Prime Rate shall take effect immediately with respect to interest on Prime Rate Revolving Credit Loans. Any Prime Rate Revolving Credit Loan may be converted into a LIBOR Revolving Credit Loan upon two (2) Banking Days prior notice by UPET to the Bank. Any LIBOR Revolving Credit Loan may be converted on any LIBOR Determination Date for such LIBOR Revolving Credit Loan into a Prime Rate Revolving Credit Loan upon two (2) Banking Days prior notice by UPET to the Bank.

        (b) The Mortgage Loan shall bear interest at the option of UPET at rates per annum equal to (i) the sum of Prime Rate plus one and one-eighths percent (1.125%) or (ii) the sum of four percent (4.0%) plus LIBOR. At least two (2) Banking Days prior to each six (6) month anniversary of the Closing Date, UPET shall advise the Bank whether the interest rate on the Mortgage Loan for the following six (6) month period shall be computed with reference to the Prime Rate in effect on the first day of such following six (6) month period or LIBOR for such following six (6) month period. If the Prime Rate option is selected, the interest rate for the entire six (6) month period shall be based upon the Prime Rate in effect on the first day of the six (6) month period.

        (c) The Term Loan shall bear interest at a rate per annum equal to the sum of Prime Rate plus three percent (3.0%). Any change in the Prime Rate shall take effect immediately.

        (d) All interest shall be computed on the basis of the actual number of days elapsed in a 360 day year and shall be payable monthly in arrears and on payment in full of the Loans. Borrowers agree that any amount of principal of any of the Loans, and to the extent permitted by law interest, that is not paid on its due date (whether at stated maturity, by acceleration or otherwise) shall bear interest from such due date until paid in full at a rate per annum equal to the rate provided in (a) - (c) above, as the case may be, plus five percent (5.0%), provided that such interest rate shall not at any time exceed the maximum rate allowed by law. Default interest shall be payable on demand.

2.5     Prepayment of the Mortgage Loan and the Term Loan.

        (a)     Mandatory Prepayments.

                (i) The net cash proceeds from the sale of any non-real estate assets (other than (1) sales of inventory in the ordinary course of business, (2) sales of assets to the extent the proceeds are applied to the repair or replacement of Collateral and (3) immaterial sales not exceeding US$50,000 in any fiscal year of Borrowers) of any of the Borrowers shall be used to repay the Term Loan. Any remaining excess proceeds from the sale of any non-real estate assets after payment in full of the Term Loan, shall be applied first to the Mortgage Loan and then to the Revolving Credit Facility. Prepayments under this subsection shall be due within ten (10) days of receipt of any cash proceeds.

                (ii) The net cash proceeds from the sale of any real estate assets of any of the Borrowers shall be used to repay the Mortgage Loan. Any remaining excess proceeds for the sale of any real estate, after application to the Mortgage Loan, shall be applied first to the Term Loan and then the Revolving Credit Facility. Prepayments under this subsection shall be due within ten (10) days of receipt of any cash proceeds.

                (iii) Fifty percent (50%) of the cash proceeds received by any Borrower from the issuance of debt securities by any Borrower, net of all costs and expenses associated with the issuance of such debt securities, shall be used to reduce Borrowers' obligations first under the Term Loan, second under the Mortgage Loan and third under the Revolving Credit Facility. Prepayments under this subsection shall be due within five (5) days of receipt of any cash proceeds.

                (iv) Twenty-five percent (25%) of the cash proceeds received by any Borrower from the issuance of equity securities by any Borrower net of all costs and expenses associated with the issuance of such equity securities, shall be used to reduce Borrowers' obligations first under the Term Loan, second under the Mortgage Loan and third under the Revolving Credit Facility. Prepayments under this subsection shall be due within five (5) days of receipt of any cash proceeds.

                (v) The Term Loan shall be prepaid by an amount equal to twenty-five percent (25%) of UPET's consolidated net income plus depreciation and amortization (during the period under review) minus principal payments made and net cash capital expenditures (during the period under review), all computed in accordance with GAAP. The calculations and prepayments shall be effected for the six months prior to each fiscal year and for each intervening six month period and for any "short" fiscal year due to a change in UPET's fiscal year, provided that the first period to which this subsection is applicable shall be the six month period ending June 30, 2000 or the end of the "short" fiscal year if a change in UPET's fiscal year occurs prior to June 30, 2000. Prepayments under this subsection shall be due within ninety (90) days of the end of a fiscal year for a period under review ending on a fiscal year end and within forty-five
                (45) days of the end of any intervening period under review.

                (vi) Any partial prepayments shall be applied to installments of principal due in the inverse order of their maturity. Any mandatory prepayment of a LIBOR Loan on a date other than its LIBOR Determination Date may, at the Bank's sole option, (A) be held as cash collateral until such LIBOR Loan's next LIBOR Determination Date and applied as a prepayment on such LIBOR Determination Date or (B) be applied immediately by the Bank as a prepayment, but without Borrowers incurring any liability for any indemnity payment of any amount otherwise required by
                Section 4.4 hereof.

        (b) Voluntary Prepayments. Borrowers shall have the right, on any Banking Day, to prepay the Mortgage Loan or the Term Loan or both in whole or in part, provided that any prepayment of a LIBOR Loan on a day other than a LIBOR Determination Date with respect thereto shall be subject to payment of any amount required by Section 4.4 hereof. Any partial prepayments shall be in the amount of US$100,000 or an integral multiple thereof and shall be applied to installments of principal due in the inverse order of their maturity.

        (c) Exit Fee. Any prepayment shall be accompanied by prepayment of accrued interest on the amount prepaid. Subsequent to 18 months from the Closing Date, an Exit Fee shall be payable for prepayments of the Mortgage Loan or the Term Loan or both, other than pursuant to Subsection 2.5(a) (v), in amounts equal to

                (i) the amount prepaid divided by (A) the total principal amounts of the Mortgage Loan and the Term Loan outstanding 18 months after the Closing Date less (B) the principal amortization amounts scheduled to be paid from 18 months after the Closing Date to the Maturity Date multiplied by

                (ii) US$350,000,

                provided, however, that if prepayments of the Mortgage Loan or the Term Loan or both have occurred within 18 months from the Closing Date, the US$350,000 amount set forth above shall be reduced by the percentage that such prepayments within 18 months of the Closing Date bear to the total original principal amounts of the Mortgage Loan and the Term Loan.

2.6 Payments. All payments hereunder shall be made without setoff or counterclaim and shall be made through demand deposit accounts maintained by each Borrower at the Bank's Main Office, 3750 N.W. 87th Avenue, Miami, Florida 33178, U.S.A., (or at such other branch or office of the Bank as the Bank may from time to time specify by notice to
        UPET).

2.7     Withholding and Taxes.

        (a) All amounts payable under this Agreement or under any of the other Documents shall be made without set-off or counterclaim and clear of and without deduction for any and all present and future taxes, levies, imposts, deductions, charges, withholdings, contributions, services, surcharges, exchange commissions, penalties and all liabilities with respect thereto imposed by any governmental or taxing authority (other than income or franchise taxes based on or measured by the overall net income or capital of the Bank imposed by the United States of America or the State of Florida), including any stamp or other taxes, registration fees or other duties, levies, imposts, notarial fees or other charges of any nature whatsoever by whomsoever imposed with respect to the preparation, execution, delivery, registration, performance and enforcement of this Agreement and any of the other Documents (collectively, "Taxes"). Borrowers agree to cause all Taxes to be paid on behalf of the Bank directly to the appropriate Governmental Authority. If for any reason Borrowers are prohibited from paying any Taxes on behalf of the Bank, then all payments made on or in respect of this Agreement including payments made pursuant to this Section, shall be increased so that, after provisions for such Taxes, including Taxes on such increase, the amounts received by the Bank will equal the amounts the Bank would have received if no Taxes were due on such payments. If any of the amounts referred to in this Section are paid by or on behalf of the Bank, the Bank shall promptly so notify Borrowers and Borrowers shall, upon demand, promptly indemnify the Bank for such payments, together with any interest, penalties and expenses in connection therewith, plus interest thereon at the rate specified in Section 2.4(c) hereof.

        (b) If, at any time and for any reason there is a change in the basis of taxation of payments in respect of this Agreement or a Loan (except for changes in taxes based upon or measured by income or capital of the Bank or the Bank's franchise taxes) and the result thereof is to increase the cost to the Bank of maintaining the Loans of to reduce any amount receivable under this Agreement, then Borrowers shall promptly pay the Bank, upon its demand, any additional amount necessary to compensate the Bank for such increased cost or reduced amount receivable.

        (c) Borrower shall provide the Bank with original tax receipts, notarized copies of tax receipts, or such other documentation as will prove payment of tax in a court of law applying the U.S. Federal Rules of Evidence, for all Taxes paid by Borrowers pursuant to this Section. Borrower shall deliver such receipts or other documentation to the Bank within 30 days after the due date for the related Tax.

        (d) The Bank shall upon request provide reasonable assistance to Borrowers for the purpose of establishing any reduction in or exemption from deduction or withholding or any liability for any Taxes or avoiding or mitigating such increased costs or reduced amounts receivable, such assistance in the case of Taxes to be limited to the timely provision of properly completed and executed documentation sufficient to establish to the relevant taxing authorities the entitlement to such reduction or exemption.

        (e) The obligations of Borrowers under this Section shall survive the payment in full or principal and interest on the Loans and the cancellation of the Notes and any of the other Documents.

                         ARTICLE III: EXPENSES AND FEES

3.1 Structuring Fees. Borrower shall pay to the Bank on the Closing Date Structuring Fees equal to (a) 1.5% flat, or US$63,495, on the Revolving Credit Loan Commitment, (b) 1.5% flat, or US$124,500, on the Mortgage Loan Commitment and (c) 7.7577625% flat, or US$812,005, on the Term Loan Commitment. The nonrefundable US$500,000 fee paid upon delivery of the September 27, 1999 commitment letter for this Loan Agreement and the US$50,000 paid upon acceptance of such commitment letter shall be applied to the total amount of the Structuring Fees. The Bank shall deduct such balance of the Structuring Fees from the proceeds of the Revolving Credit Loans.

3.2 Expenses. Borrowers shall pay to the Bank all documentation costs, filing and search fees, title insurance premiums and other expenses, including reasonable legal fees of counsel to the Bank, incurred in connection with the preparation of the Documents. The Bank shall deduct such amounts from the proceeds of the Revolving Credit Loans.

3.3 Future Expenses. Borrowers shall pay on demand, whether any Event of Default hereunder shall have occurred and regardless of whether any proceeding to enforce the same shall have been commenced, the Bank's standard loan fees as set from time to time by notice to the Bank's customers generally, all costs and expenses of the Bank, including, without limitation, all fees and disbursements of counsel to the Bank, incurred in connection with the enforcement of the Documents, including any appeals, any waivers or consents in connection herewith or the preparation of any amendment to or modification of the Documents.

                   ARTICLE IV: YIELD PROTECTION AND ILLEGALITY

4.1 Inability to Determine Interest Rate. In the event that prior to the first day of any LIBOR Interest Period:

        (a) the Bank shall have determined (which determination shall be conclusive and binding upon Borrowers) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining LIBOR for such LIBOR Interest Period, or

        (b) the Bank determines that the LIBOR rate for such LIBOR Interest Period will not adequately and fairly reflect the cost to the Bank (as conclusively certified by the Bank) of maintaining the relevant LIBOR Loan during such LIBOR Interest Period, the Bank shall give notice thereof to UPET as soon as practicable. If such notice is given, the Loans shall remain or shall be converted to on the first day of such LIBOR Interest Period, as the case may be, Prime Rate Loans.

4.2 Illegality. Notwithstanding any other provision herein, if any change after the date hereof in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for the Bank to make or maintain the LIBOR Loans as contemplated by this Agreement, the LIBOR Loans shall be converted automatically to Prime Rate Loans on the last day of the then current LIBOR Interest Period or within such earlier period as required by law. If any such conversion of the LIBOR Loans occurs on a day which is not a LIBOR Determination Date with respect thereto, Borrowers shall pay to the Bank such amounts, if any, as may be required pursuant to Section 4.4 unless such illegality was due to the fault of the Bank.

4.3     Requirements of Law.

        (a) In the event that any change after the date hereof in any Requirement of Law or in the interpretation or application thereof or compliance by the Bank with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

                (i) shall impose, modify or hold applicable any reserve, special deposit, compulsory loans or similar requirement against assets held by, deposits or other liabilities in or for the account of LIBOR Loans, or any other acquisition of funds by, any office of the Bank which is not otherwise included in the determination of the LIBOR hereunder; or

                (ii)    shall impose on the Bank any other condition;

                and the result of any of the foregoing is to increase the cost to the Bank, by an amount which the Bank deems in its reasonable judgment to be material, of maintaining the LIBOR Loans or to reduce any amount receivable hereunder in respect thereof then, in any case, Borrowers shall promptly pay the Bank, upon its demand, any additional amounts necessary to compensate the Bank for such increased cost or reduced amount receivable. If the Bank becomes entitled to claim any additional amounts pursuant to this subsection, it shall promptly notify UPET of the event by reason of which it has become so entitled. A certificate as to any additional amounts payable pursuant to this subsection setting forth the calculation thereof in reasonable detail (as determined by the Bank in its reasonable discretion) submitted by the Bank to UPET shall be conclusive in the absence of manifest error. This covenant shall survive the termination of the Loans and the payment of the Notes and all other amounts payable hereunder.

        (b) In the event that the Bank shall have determined that any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by the Bank or any corporation controlling the Bank with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof does or shall have the effect of reducing the rate of return on the Bank's capital as a consequence of its LIBOR obligations hereunder to a level below that which the Bank or such corporation could have achieved but for such change or compliance (taking into consideration the Bank's or such corporation's policies with respect to capital adequacy) by an amount deemed by the Bank, in its reasonable judgment, to be material, then from time to time, after submission by the bank to UPET of a written request therefor, Borrowers shall pay to the Bank such additional amount or amounts as will compensate the Bank for such reduction. A certificate as to any additional amount payable pursuant to this subsection setting forth the calculation thereof in reasonable detail (as determined by the Bank in its reasonable discretion) to UPET shall be conclusive in the absence of manifest error.

        (c) Upon request by the Bank, from time to time, Borrowers shall pay the cost of all Eurocurrency Reserve Requirements applicable to the LIBOR Loans. If the Bank is or becomes entitled to receive payments in respect of Eurocurrency Reserve Requirements pursuant to this subsection, it shall promptly notify UPET thereof. A certificate as to the amount of such Eurocurrency Reserve Requirements setting forth the calculation thereof in reasonable detail (as determined by the Bank in its reasonable discretion) submitted by the Bank to UPET shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

        (d) If requested by UPET, payments required under this Section 4.3 may be made in equal monthly installments over the twelve months following notice by the Bank to UPET pursuant to this Section 4.3.

        (e) If payments are required under this Section 4.3, Borrowers may convert the LIBOR Loans so affected into Prime Rate Loans subject to Section 4.4.

4.4 Indemnity. Borrowers agree to indemnify the Bank and to hold the Bank harmless from any loss or expense which the Bank may sustain or incur as a consequence of (a) default by any Borrower in payment when due of the principal amount of or interest on a LIBOR Loan, (b) default by Borrowers in making any prepayment on a LIBOR Loan after Borrowers or UPET have given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a payment, conversion to a Prime Rate Loan or prepayment of a LIBOR Loan on a day which is not a LIBOR Determination Date with respect thereto, including, without limitation, in each case, any such loss or expense arising from the reemployment of funds obtained by the Bank or from fees payable to terminate the deposits from which such funds were obtained. Payments required under this Section 4.4 shall be made within ten (10) days after notice thereof by the Bank. A certificate as to any additional amount payable pursuant to this Section 4.4 setting forth the calculation thereof in reasonable detail (as determined by the Bank in its reasonable discretion) to UPET shall be conclusive in the absence of manifest error. This covenant shall survive the payment of the Loans or the Notes, and all other amounts payable hereunder.

                    ARTICLE V: REPRESENTATIONS AND WARRANTIES

                Borrowers represent and warrant to the Bank that:

5.1 Binding Obligations. Each Borrower is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has the corporate power to own its property and to carry on its business as now being conducted, is duly qualified to engage in business and is in good standing as a foreign corporation in each jurisdiction in which the character of the properties owned by it or the transaction of its business makes such qualification necessary (except where the failure to obtain such qualification does not have any material adverse effect on the Borrowers) and has full power, authority and legal right to incur the Indebtedness and other obligations provided for in the Documents to which it is a party, to execute and deliver the Documents to which it is a party and to perform and observe the terms and provisions hereof and thereof. This Agreement constitutes, and the Notes when executed and delivered for value will constitute, legal, valid and binding obligations of Borrowers, enforceable against Borrowers in accordance with their respective terms, except as the foregoing may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting enforceability of creditors' rights generally at the time in effect (regardless of whether enforcement is sought in equity or law).

5.2 Corporate Authorizations. The execution, delivery and performance of the Documents and the borrowing hereunder have been duly authorized by all necessary action on the part of Borrowers including, without limitation, the authorization of all partners or Boards of Directors of Borrowers, and all necessary approvals of Governmental Authorities in connection therewith have been received.

5.3 Absence of Restrictions. The execution, delivery and performance by Borrowers of the Documents and the borrowings hereunder will not (i) violate any provision of law or the charters or by-laws of Borrowers,
        (ii) violate, be in conflict with, result in a breach of or constitute a default under any order of any court, arbitrational tribunal or Governmental Authority or under any material mortgage, indenture, contract, undertaking or other agreement to which any Borrower is a party or by which any Borrower or any of its properties, assets or revenues is bound, (iii) violate any governmental or agency rule or regulation (including, without limitation, Regulations U and X of the Board of Governors of the Federal Reserve System of the United States of America) or (iv) result in the creation or imposition of any security interest, lien, charge or other encumbrance of any nature whatsoever upon any of its properties, assets or revenues, other than as contemplated herein.

5.4     Financial  Position and Statements.  The financial  statements listed in
        Schedule 5.4, together with supporting schedules and notes, of Borrowers delivered to the Bank have been prepared in accordance with GAAP and correctly set forth in all material respects Borrower's financial position as at or for the periods shown therein and show all known material liabilities, direct or contingent, as of such dates. Except for the payment of the expenses of the transactions contemplated hereby and by the Merger Plan, there have been no material adverse changes in Borrowers' financial position since the date of the latest of such financial statements.

5.5 Litigation. Except as provided in Schedule 5.5, there are no material actions, suits, proceedings or claims pending against or materially affecting any Borrower which, if adversely determined, would have a material adverse effect on the financial condition or business of such Borrower.

5.6     Bankruptcy Plan.

        (a) Bankruptcy Approvals. Each of the Borrowers, to the extent applicable, has obtained all necessary and requisite authority, consents and approvals of the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court") in the Chapter 11 bankruptcy proceedings styled United Petroleum Corporation, Case No. 99-88(PJW) (the "Bankruptcy Proceedings") to enter into and consummate the transactions contemplated in this Loan Agreement and in the Merger Plan, including, without limitation, incurring of the indebtedness and granting of the liens provided for herein.

        (b) Effectiveness of Plan. The Second Amended Plan of Reorganization for UPET (the "Plan") and the Order Confirming the Amended Plan by the Bankruptcy Court (the "Confirmation Order") in the Bankruptcy Proceedings (1) are in full force and effect, have not been withdrawn, modified or amended as of the date hereof, and are enforceable in accordance with their respective terms,
                (2) are not the subject of any motion for reconsideration or rehearing, whether under Rules 59 or 60 of the Federal Rules of Civil Procedure or otherwise, and (3) are not the subject of any appeal, extension of time for appeal, stay pending appeal or similar pleading.

        (c) Effective Date. All of the conditions precedent to the occurrence of the Effective Date, as defined in the Plan, including as set forth in Section 13.1 and 13.2 thereof or otherwise, have been satisfied as of the date hereof. The
                Effective Date, as defined in the Plan, and all of the transactions or events described in Section 8.17 of the Plan, including substantial consummation of the Plan, have occurred as of the date hereof or will occur simultaneously with the consummation of the transactions contemplated under this Loan Agreement.

        (d) Compliance With Plan. Each of the Borrowers, to the extent applicable, has fully complied with all of the provisions of the Plan, and the Order and the United States Bankruptcy Code in connection with the transactions contemplated herein, including the incurrence of the indebtedness herein or the granting of the liens provided for herein. To the extent applicable, no Borrower is in default of the Plan, the Order or the provisions of the United States Bankruptcy Code or will be in default thereof as a result of the transactions contemplated herein, including the incurrence of the indebtedness herein or the granting of the liens provided for herein.

        (e) Reasonably Equivalent Value. Each of the Borrowers has received reasonably equivalent value in exchange for the indebtedness incurred under this Loan Agreement and in exchange for the liens granted pursuant hereto. Each of the Borrowers is solvent as of the date hereof and will not be made insolvent as a result of the transactions contemplated hereunder, the term solvent meaning that each Borrower's property, at a fair valuation, is greater than the sum of its debts, including the indebtedness being incurred hereunder. Each of the Borrowers does not and will not, as a result of the transactions hereunder, have or be left with an unreasonably small capital with which to conduct its business. Each of the Borrowers do not intend to incur and will not incur, including as a result of the transactions contemplated hereunder, debts that would be beyond such Borrower's ability to pay as they matured.

        (f) Notice. Each of the Borrowers, to the extent applicable, has provided, or caused to be provided, proper notice of the Bankruptcy Proceedings and the related claims bar date therein to all known and suspected creditors, whether secured or unsecured, liquidated or unliquidated, contingent or fixed, priority or non-priority or disputed or undisputed, and that each Borrower, to the extent applicable, has fully complied with the provisions of that certain Order of the Bankruptcy Court Fixing Bar date for Filing Proofs of Claim and Approving Form and Manner of Notice of Bar Date, dated February 17, 1999 (the "Bar Date Order"). No Borrower is aware of, or has reason or basis to be aware of, any claimant or creditor or UPET that has not received proper notice of the Bar Date Order, or the claims bar date contained therein.

5.7 Title to Properties; No Liens. Except as provided in Schedule 5.7(a), Borrowers have good and marketable title to all of their respective properties and assets and, except as provided in Schedule 5.7(b) or as permitted or required by the provisions hereof, none of the properties, assets and revenues of Borrowers are subject to any mortgage, lien, security interest, pledge or other charge or encumbrance or any similar arrangement of any kind.

5.8 Payment of Taxes. Except as provided in Schedule 5.8, Borrowers have filed, or caused to be filed, all tax returns which are required to be filed by any of them, and have paid or caused to be paid all taxes as shown on such returns or on any assessment received by any of them, to the extent that such taxes have become due.

5.9 Agreements. Except as provided in Schedule 5.9, none of Borrowers is in default, in any manner which would materially and adversely affect any of its business, properties, assets, operations or condition (financial or otherwise), in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party or by which it or any of its properties, assets or revenues is bound.

5.10 Correct Information. The information, exhibits and reports furnished by Borrowers in connection with the negotiation and preparation of this Agreement are correct and taken as a whole do not contain any omissions or misstatements of fact which would make the statements contained therein misleading or incomplete in any material respect.

5.11 Year 2000 Compliant. Each Borrower is in all material respects Year 2000 Compliant with respect to its computers, computer systems and codes.

5.12 Year 2000 Indemnity. Borrowers hereby indemnify the Bank and hold the Bank harmless from any loss or expense which the Bank may sustain or incur as a consequence of all or any part of the Year 2000 Compliant representations and warranties made herein or otherwise in writing by Borrowers in connection herewith being incorrect, false or misleading. This covenant shall survive the payment of the Loans and cancellation of the Notes, and all other amounts payable hereunder.

                        ARTICLE VI: AFFIRMATIVE COVENANTS

                From the date hereof and until payment in full of all amount due hereunder and the performance of all other obligations of Borrowers to the Bank, Borrowers agree with the Bank that, unless the Bank shall otherwise consent in writing, Borrowers shall:

6.1 Corporate Existence, Properties, Insurance. Except as provided in the Merger Plan, do or cause to be done all things necessary to preserve and keep in full force and effect each Borrower's corporate existence, rights and franchises and comply with all laws applicable to it; at all times maintain, preserve and protect all trade names and preserve all the remainder of each Borrower's property used or useful in the conduct of its business and keep the same in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, replacements, betterments and improvements thereto so that the business carried on in connection therewith may be properly and advantageously conducted at all times; and maintain insurance to such extent and against such risks as is customary and with companies similarly situated and as specifically set forth in Schedule 6.1.

6.2 Payment of Indebtedness, Taxes. (a) Pay or cause to be paid all of each Borrower's Indebtedness and obligations promptly and in accordance with normal terms and trade practices and (b) pay and discharge or cause to be paid and discharged promptly all taxes, assessments and governmental charges or levies imposed upon any Borrower or upon its income and profits, or upon any of its property, real, personal or mixed or upon any part thereof, before the same shall become in default, as well as all lawful claims for labor materials and supplies or otherwise which, if unpaid, might become a lien or charge upon its properties or any part thereof; provided, however, that Borrowers shall not be required to pay and discharge or cause to be paid and discharged any such Indebtedness, tax, assessment, charge, levy or claim so long as the amount, applicability or validity thereof shall be contested in good faith by appropriate proceedings and the relevant Borrower shall have set aside on its books adequate reserves with respect to any such Indebtedness, tax, assessment, charge, levy or claim, so contested.

6.3     Financial Statements, Reports. Furnish to the Bank:

        (a) at each time UPET files its Form 10-K, but in no event later than within one hundred twenty (120) days after the end of each of its fiscal years, an audited consolidated and consolidating balance sheet and statement of income and surplus of each of Borrowers and Farm Stores Grocery, Inc., together with supporting schedules, all certified by an independent certified public accountant of recognized standing selected by Borrowers or Farm Stores Grocery, Inc., as the case may be, and with regard to Borrowers only approved in writing by the Bank (the form of such certification to include statements that the audit of the financial statements has been conducted in accordance with generally accepted accounting standards and that the financial statements present the financial condition of Borrowers and Farm Stores Grocery, Inc., as the case may be, in accordance with generally accepted accounting principles consistently applied, all as existing at the end of the appropriate period);

        (b) within sixty (60) days after the end of each intervening fiscal quarterly period, similar financial statements to those referred to in subsection (a) above, unaudited but similarly certified to by the chief financial officer of Borrowers or Farm Stores Grocery, Inc., as the case may be;

        (c) with each of the financial  statements  submitted under  subsections
        (a) or (b) above, a certificate executed by the chief financial officer of UPET to the effect that to his knowledge no Event of Default or event which, upon notice or lapse of time or both, would constitute an Event of Default has occurred and is continuing;

        (d) within fifteen (15) days after the end of each fiscal quarterly period, accounts receivable and inventory reports of Borrowers setting forth in detail acceptable to the Bank the determination of the Borrowing Base at the end of such fiscal quarterly period; and

        (e) promptly, from time to time, such other information regarding the operations, business, affairs and financial condition of Borrowers, including the Borrowing Base, as the Bank may reasonably request.

6.4 Branding Agreements. (a) Within 180 days from the Closing Date enter into agreements with major oil companies acceptable to the Bank to have not less than 40% of its stores' gasoline sales branded one (1) year from the Closing Date and (b) within one (1) year from the Closing Date enter into agreements with major oil companies acceptable to the Bank to have an additional 40% of its stores' gasoline sales branded within eighteen (18) months from the Closing Date.

6.5 Management Agreement. Cause UPET Group to enter into the Management Agreement for the management by UPET Group of Farm Stores Grocery, Inc. and providing for a management fee payable to UPET Group of not less than US$2,500,000 annually so long as the Loans remain unpaid and cause UPET Group to fulfill all of its obligations under the Management Agreement.

6.6 Maintenance of Collateral. Ensure that all Collateral shall be and remain free and clear of any liens, claims or encumbrances in favor of any Person other than to the Bank, as provided in Schedule 5.7(b) or as permitted by the provisions hereof.

6.7 Tangible Net Worth. Maintain a consolidated ratio, tested quarterly, of debt to "Tangible Net Worth" not exceeding 3.5 x 1, adjusted to 3.0 x 1 at the conclusion of UPET's fiscal year 2000 and to 2.0 x 1 at the conclusion of UPET's fiscal year 2001. As used herein, "Tangible Net Worth" means net worth as defined in GAAP less goodwill and related party receivables.

6.8 EBITDA. Maintain a consolidated ratio, tested quarterly and computed in accordance with GAAP, of (a) earning before interest, taxes, depreciation and amortization to (b) current maturities of long term debt plus interest expense not less than 1.4 x 1 during UPET's fiscal year 2000 and 1.2 x 1 thereafter, to be tested at the time of UPET's filing of its Forms 10-Q and 10-K.

6.9 Additional Owned Real Properties. (a) Not later than thirty (30) days prior to closing, (i) notify the Bank of any proposed acquisition of a direct or indirect ownership interest in any additional Owned Real Properties, and (ii) provide the Bank with a title commitment, hard copies of all title exceptions, current survey, current environmental audit and any other information reasonably requested by the Bank to evaluate such property; and (b) if requested by the Bank, grant a first-priority mortgage, deed of trust or security deed (as appropriate) in favor of the bank encumbering such additional Owned Real Properties, or spread the lien of the Mortgages (for any additional real property located in a jurisdiction in which a Mortgage has been recorded or filed and remains in effect) to such property, in each case pursuant to a form of mortgage, deed of trust, security deed or spreader agreement approved by the Bank. The mortgage instrument shall be in recordable form and shall be recorded in the appropriate public or land records simultaneously with the recording of the instrument of conveyance of such Owned Real Properties.

6.10 Additional Leases. (a) Grant a first-priority collateral assignment in favor of the Bank encumbering any additional Lease hereafter entered into by any Borrower or spread the lien of the Lease Assignments (for any additional Leases leasing property located in a jurisdiction in which a Lease Assignment has been recorded or filed and remains in effect) to such Lease, in each case pursuant to a form of Lease Assignment or spreader agreement approved by the Bank. The Lease Assignment or spreader shall be in recordable form and shall be recorded in the appropriate public or land records simultaneously with the recording of a short form or memorandum of such additional Lease; and
        (b) either cause any such additional Lease to include the following provisions or obtain the landlord's specific consent to the Bank containing the following provisions:

        (i) that the  tenant's  interest in the Lease is freely  assignable  and
        that  the  landlord's   consent  is  not  required  for  the  collateral
        assignment or other pledge of the tenant's interest in the lease to tenant's lender (the "Leasehold Mortgagee");

        (ii) that the landlord agrees that any and all liens of the landlord against the Collateral for the payment of rent, whether statutory or otherwise, are automatically subject and subordinate to the security interest in the Collateral granted by the tenant in favor of the Leasehold Mortgagee;

        (iii) that a short form or memorandum  of the Lease in  recordable  form
        shall  be  executed  by  the  parties  and  promptly   recorded  in  the
        appropriate public or land records;

        (iv) that the Lease shall not be subordinate to any mortgage placed on the landlord's interest in the lease premises unless the landlord's lender enters into a non-disturbance agreement with the tenant in form satisfactory to the tenant;

        (v) that the landlord agrees (A) not to amend or modify the Lease or accept a surrender of the Lease without the Leasehold Mortgagee's written consent, which shall not be unreasonably withheld; (B) to notify the Leasehold Mortgagee in writing if the tenant fails to pay the required rent when due or otherwise commits a default under the Lease that would entitle the landlord to terminate the Lease; (C) to accept a cure of the tenant's default of offered by the Leasehold Mortgage within 30 days after the landlord's written notice to the Leasehold Mortgagee; and (D) to accept the Leasehold Mortgagee or its designee as the landlord's new tenant under the Lease if the Leasehold Mortgagee exercises its rights against the tenant under its collateral assignment of the Lease, provided that the tenant's defaults under the Lease are cured and the new tenant assumes the Lease; and

        (vi) that the landlord consents and agrees that the Leasehold Mortgagee shall have the right to enter the lease premises where the Collateral is located for the purpose of removing, selling or otherwise dealing with the Collateral; provided that the Leasehold Mortgagee shall be responsible for any cost of repair of physical injury (but not diminution of value) caused by any such removal. Even if the Leasehold Mortgagee or its designee does not elect to cure the tenant's default and assume the Lease as landlord's new tenant as described above, then the Leasehold Mortgagee shall nevertheless have up to 30 days after the landlord's notice of default in which to remove the Collateral from the lease premises, provided that the Leasehold Mortgagee pays to the landlord on demand all rent accruing under the Lease from the date such notice is received until the Collateral is removed.

6.11 Inspection. Permit authorized representatives of the Bank to visit and inspect the offices and properties of Borrowers from time to time upon reasonable notice during normal business hours, to examine the books and records of Borrowers and make copies or extracts therefrom and to discuss the affairs and accounts of Borrowers with their officers.

6.12 Observance of Legal Requirements. Observe and comply in all material respects with all statutes, rules, regulations, guidelines or other requirements having the force of law which now or at any time hereafter may be applicable to any of Borrowers, provided that a Borrower may defer observation and compliance with requirements as to which it contests the validity or application thereof in good faith and by appropriate proceedings if such deferral does not materially hinder Borrowers operations.

6.13 Obtain Approvals. Promptly obtain each consent, license, authorization or approval and make each filing or registration which hereafter shall be either necessary or desirable to enable each Borrower to comply with its obligations hereunder, and promptly furnish evidence thereof to the Bank.

6.14 Furnish Notice. Furnish to the Bank, as soon as possible and in any event within fifteen (15) days after becoming aware of the occurrence of any Event of Default, or any event which with the lapse of time or notice or both would constitute an Event of Default, a statement of a senior executive officer of UPET setting out the details of such Event of Default or event and the action which Borrowers propose to take in order to cure the effect thereof.

                         ARTICLE VII: NEGATIVE COVENANTS

                From the date hereof and until payment in full of all amounts due hereunder and the performance of all other obligations of Borrowers to the Bank, Borrowers agree with the Bank that, unless the Bank shall otherwise consent in writing, Borrowers shall not:

7.1 Indebtedness. Incur any Indebtedness other than (a) accrued expenses, trade debt, wage obligations and similar Indebtedness in the ordinary course of business, (b) the issuance of debt securities the principal of which is repayable only after payment in full of the Loans, (c) Indebtedness to fund capital expenditures of up to US$1,821,000 to be incurred in 2000, US$1,121,000 to be incurred in 2001 and US$1,121,000 to be incurred in 2002 and each year thereafter which Indebtedness for equipment purchases may be secured by a purchase money security interest and (d) immaterial Indebtedness not exceeding US$50,000 in any fiscal year of Borrowers. Any such Indebtedness for capital expenditures must be at prevailing market rates and on terms acceptable to the Bank in its reasonable discretion.

7.2 Dividends. Pay any dividend on any class of stock of any Borrower, except for dividends paid exclusively in shares of stock of one or more Borrowers or dividends paid exclusively to one or more Borrowers.

7.3 Nature of Business. Permit any material changes to be made in the character of the business of Borrowers from that conducted by them on the date hereof except as provided in the Merger Plan.

7.4 Mergers, Consolidations and Sale of Assets. (a) Enter into any merger, amalgamation or consolidation, (b) except in the ordinary course of its business, sell, lease or otherwise transfer or dispose of a substantial part of its assets except as provided in the Merger Plan or otherwise exclusively among Borrowers other than transfers to or from Calibur or Jackson or (c) sell or dispose of any material assets for deferred payment of all or part of the sales price unless (1) the Bank approves the creditworthiness of the purchaser and any other obligor or (2) a Borrower shall hold a first security interest in such sold assets to secure the deferred portion of the sales price.

                            ARTICLE VIII: COLLATERAL

                The loans and all other Liabilities of Borrowers to the Bank shall be secured by the following Collateral:

8.1 Mortgages. The Bank shall be granted a first mortgage on the interests of the Borrowers in the Owned Real Estate.

8.2 Leases. Borrowers shall collaterally assign to the Bank the Borrowers' rights under the Leases.

8.3 Pledge. F.S. Non-Gas shall pledge to the Bank its ten percent (10%) common stock interest in Farm Stores Grocery, Inc. together with any additional purchase or acquisitions of Farm Stores Grocery, Inc. stock by any of Borrowers.

8.4 Life Insurance. F.S. Stores shall assign to the Bank the Key Man Life Insurance policy in the amount of US$5,000,000 on the life of Mr. Jose Bared issued by an insurance company acceptable to the Bank.

8.5 Management Agreement. The rights of UPET Group under the Management Agreement shall be collaterally assigned to the Bank.

8.6 Purchase Agreement. The rights of UPET Group under the Purchase Agreement shall be collaterally assigned to the Bank.

8.7 Other Corporate Assets. The Bank shall be granted a first security interest in all other corporate assets of the Borrowers.

8.8 Trademark. Borrowers shall cause Farm Stores Grocery, Inc. to agree for the benefit of the Bank not to encumber the Farm Stores trademark (except on terms that provide that default under any such encumbrance shall not affect Borrowers' rights under the License Agreement relating to the trademark and the usage thereof by Borrowers) and to allow use of the mark by Borrowers at no cost to Borrowers at least so long as the Loans are outstanding.

                             ARTICLE IX: CONDITIONS

9.1 Conditions Precedent. The obligation of the Bank to extend any credit hereunder is subject to Borrowers taking the following action and the Bank having received the following documents in form and substance satisfactory to it and its counsel.

        (a) This Agreement, the Notes and the Collateral Agreements duly executed by Borrowers party to each such Document;

        (b) The shares of Farm Stores Grocery, Inc. pledged under the Pledge Agreement, duly endorsed in blank, or by separate stock power executed in blank, to the order of the Bank;

        (c) Evidence of the application for the Key Man Life Insurance policy in the amount of US$5,000,000 on the life of Mr. Jose Bared;

        (d) Evidence of the agreement for the benefit of the Bank of Farm Stores Grocery, Inc. not to encumber the Farm Stores trademark and to allow use of the mark by Borrowers at no cost to Borrowers at least so long as the Loans are outstanding;

        (e) The assignment to the Bank of the rights of UPET Group under the Management Agreement including specifically a collateral assignment of the management fee payable to UPET Group thereunder;

        (f)     The assignment to the Bank of the rights of UPET Group under the
                Purchase   Agreement   including   specifically   a   collateral
                assignment of the option to UPET Group thereunder;

        (g) Evidence of the filing of UCC-1 Financing Statements for the security interests granted to the Bank;

        (h) Appraisals of the Owned Real Estate by an appraiser acceptable to and in form and substance acceptable to the Bank;

        (i) Mortgagee Title Insurance for the Mortgages [and other real estate documents including independent environmental assessment for compliance with Federal and State regulations] in form acceptable to and containing only such exceptions as are acceptable to the Bank and its counsel, including specifically Messrs. Paul, Hastings, Janofsky & Walker, special real estate counsels to the Bank;

        (j) The following documents related to the Chapter 11 bankruptcy proceedings styled United Petroleum Corporation, Case No. 99-88(PJW), all in form acceptable to the Bank and its counsel, including specifically Messrs. Genovese Lichtman Joblove & Battista, special bankruptcy counsel to the Bank:

                (i) Certified copy of the Motion for Entry of Order Establishing Bar Date for Filing Proofs of Claims and Approving Form and Manner of Notice Thereof.

                (ii) Certified copy of the Order Fixing Bar Date For Filing Proofs of Claim and Approving Form and Manner of Notice of Bar Date.

                (iii) Certified copy of the Second Amended Disclosure Statement.

                (iv) Certified copy of the Order Approving Second Amended Disclosure Statement.

                (v) Certified copy of the Second Amended Plan of Reorganization.

                (vi) Certified copy of the Findings of Fact, Conclusions of Law and Order Confirming Amended Plan;

        (k) Evidence of environmental, casualty, liability and business interruption insurance acceptable to the Bank;

        (l) Certificate of Mr. Jose Bared of the shares of UPET to be owned by him at the completion of the Closing and as to any agreements with respect to such shares;

        (m) Copies of resolutions of the Boards of Directors of Borrowers, certified as of a current date by the Secretary or an Assistant Secretary of each Borrower, authorizing the execution and delivery of the Documents to which it is a party and the borrowings hereunder;

        (n) Incumbency Certificates of the officers of each Borrower, including specimen signatures of such officers empowered to execute the Documents to which it is a party and any documents other relating hereto, certified as of a current date by the Secretary or an Assistant Secretary of each Borrower; and

        (o) Copies of the Certificate or Articles of Incorporation or other charter documents and all amendments thereto of each Borrower, currently certified by the relevant Governmental Authority (such certified charter documents shall include evidence of good standing from the appropriate Governmental Authority).

9.2 Conditions Subsequent. Borrowers covenant to provide, and the obligation of the Bank to continue extending any credit hereunder is subject to Borrowers taking the following action and the Bank having received the following documents in form and substance satisfactory to it and its counsel:

        (a) Within sixty (60) days of the Closing Date, evidence of the assignment to the Bank of the Key Man Life Insurance policy in the amount of US$5,000,000 on the life of Mr. Jose Bared; and

        (b) Within sixty (60) days of the Closing Date, evidence of the release or subordination of the mortgages and security interests of Pennzoil Products Company in assets of Calibur and evidence of the correction of the legal description of the Dekalb County, Georgia Owned Real Property.

                          ARTICLE X: EVENTS OF DEFAULT

10.1 Events of Default. If any of the following events shall have occurred and shall be continuing:

        (a) Failure of Payment. Borrowers fail to pay any principal, interest or other amounts due under this Agreement or with respect to the Documents on the due date and in the manner provided hereunder or therein and, in the case of interest, such default shall continue for more than five (5) days; or

        (b) Misstatements. Any material representation, warranty or other statement made herein or otherwise in writing by or on behalf of a Borrower in connection herewith proves to be or have been incorrect or misleading in any material respect as of the date at which it is made or deemed to be made; or

        (c) Other Obligations. A Borrower defaults in any payment of principal of or interest on any other obligation for the payment of borrowed money or under a financing lease, in excess of US$100,000 in the aggregate, when such obligation becomes due and payable, or is required to be prepaid prior to the stated maturity thereof, and, in the case of interest, such default shall continue for more than five (5) days; or a Borrower defaults in the performance of any other agreement, term or condition contained in any agreement or instrument pursuant to which such Borrower has borrowed money or under a financing lease, or by which any obligation for the payment of borrowed money is created, if the effect of such default is to cause such obligation in excess of US$100,000 in the aggregate to become due and payable prior to its stated maturity; or

        (d)     Performance   of  Covenants.   Borrowers   default  in  the  due
                performance or observance of any covenant, condition or provision on the part of Borrowers to be performed or observed pursuant to the documents and such default, if capable of cure, is not cured (i) within fifteen (15) days after Borrowers becomes aware of such default or (ii) in the event the default is incapable of cure within such fifteen (15) days, within sixty
                (60) days if Borrowers provide the Bank with reasonable assurance that such default is capable of cure within such 60 day period, promptly commence to cure the default and thereafter continue diligently to cure the default; or

        (e) Judgments. A Borrower shall permit any judgment for more than US$100,000 against it to remain undischarged for a period of more than thirty (30) days unless during such period such judgment shall be effectively stayed, on appeal or otherwise; or

        (f) Business Operations; Bankruptcy. A Borrower suspends the operations (other than in the ordinary course of business and not for reasons of insolvency and similar acts) of any of its businesses (other than in connection with the sales or closures of stores in the ordinary course of business), becomes insolvent, is unable to pay its debts as they mature or admits such inability in writing, calls a meeting of its creditors, files for or suffers to be filed against it any petition under any provision of any bankruptcy, insolvency, reorganization, rearrangement, readjustment of debt or similar law or statute or any application for the process of controlled administration, or a Borrower applies for or permits to be appointed any receiver, trustee or custodian for it or any substantial portion of its property or any order for relief is entered with respect to a Borrower under any bankruptcy code or any similar law of any jurisdiction and the same shall remain undischarged for a period of sixty (60) days; or

        (g) Condemnation. All or a substantial part of a Borrower's property is condemned, seized or otherwise appropriated, or custody of such property is assumed by any Governmental Authority or court or other Person purporting to act under the authority of government of any jurisdiction, or a Borrower is prevented from exercising normal control over all or a substantial part of its property and such default is not remedied within 30 days after it occurs; or

        (h) Change of Control. Mr. Jose Bared disposes of shares of UPET which the Bank, after consultation with UPET, determines to be adverse to the best interest of Borrowers or Mr. Jose Bared ceases to be the Chief Executive Officer of UPET and UPET Group, and the Bank after consultation with UPET determines such action to be adverse to the best interest of Borrowers; or

        (i) Enforceability. This Agreement, or any provision hereof, at any time after its execution and delivery and for any reason whatsoever ceases to be in full force and effect, valid and enforceable both in the jurisdictions in which the Borrowers operate and in the State of Florida, or Borrowers at any time fail to agree that this Agreement and all provisions hereof are in full force and effect, valid, and enforceable both in the jurisdictions in which the Borrowers operate and in the State of Florida;

        then the Bank by notice to UPET may declare the entire unpaid principal amount of the Loans to be immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived.

10.2 Exercise of Rights. Upon the occurrence of an Event of Default and at any time thereafter, the Bank shall have the right in its sole discretion to determine which rights, security, liens, guarantees, security interests or remedies it shall retain, pursue, release, subordinate, modify or take any other action with respect to, without in any way modifying or affecting any of the other of them or any of its rights hereunder. Notwithstanding any other rights which the Bank may have under applicable law and hereunder, Borrowers agree that, should at any time an Event of Default occur or be continuing, the Bank shall have the right to apply (including, without limitation, by way of setoff) any of Borrowers' property held by, or thereafter coming into possession of, the Bank (including, without limitation, deposit account balances) to a reduction of Indebtedness of Borrowers to the Bank.

                            ARTICLE XI: MISCELLANEOUS

11.1 Notices. Except as otherwise specified herein, all notices, requests, demands or other communications to or upon the parties hereto under the Documents shall be deemed to have been duly given or made when delivered in writing (including telecommunications) to the party to which such notice, request, demand or other communication is required or permitted to be given or made under this Agreement, at the address or facsimile number set forth opposite the name of such party on the signature lines set forth below, or at such other address or facsimile number as the parties hereto may hereafter specify to the other in writing. Written notices shall be deemed delivered upon receipt if delivered by hand or five Business Days after mailing. Notices provided by any of the other means referred to above shall be deemed delivered upon receipt.

11.2 Waiver of Rights. No failure to exercise and no delay in exercising, on the part of the Bank, any right, power or privilege under the Documents shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

11.3 Cumulative Remedies, Conflicts. Each of the Documents and the obligations of Borrowers hereunder and thereunder are in addition to and not in substitution for any other obligations or security interests now or hereafter held by the Bank and shall not operate as a merger of any contract or debt or suspend the fulfillment of or affect the rights, remedies or powers of the Bank in respect of any obligation or other security interest held by it for the fulfillment thereof. The rights and remedies provided in the Documents are cumulative and not exclusive of any other rights or remedies provided by law. If any conflict exists between the terms of this Agreement and the terms of any of the other Documents to which UPET, UPET Group, F.S. Stores, F.S. Gas, F.S. Non-Gas or REWJB Gas are parties, the terms of this Agreement shall control.

11.4 Successors; Governing Law. This Agreement shall be binding upon and inure to the benefit of Borrowers and the Bank, and their respective successors and assigns, except that none of Borrowers may assign or transfer its rights hereunder without the prior written consent of the Bank. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.

11.5    Consent to Jurisdiction; Process Agent.

        (a) Borrowers hereby irrevocably submit to the nonexclusive jurisdiction of any Florida State or Federal court sitting in Miami-Dade County, Florida in any action or proceeding arising out of or relating to this Agreement and the other Documents, and Borrowers hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such Florida State or Federal court. Each Borrower hereby irrevocably appoints CT Corporation, 1200 South Pine Island Road, Plantation, Florida 33324, its successors or any other person acting on behalf of such person ("Process Agent"), as its agent and attorney-in-fact to receive on its behalf of its property, service of copies of the summons and complaint and any other process which may be served in any such action or proceeding. Such service may be made by mailing or delivering a copy of such process to a Borrower in care of the Process Agent at the Process Agent's address set forth above or such other address as the Process Agent shall designate in writing to the Bank, and each Borrower hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf.

        (b) Borrowers hereby irrevocably waive any objection which any of them may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement brought in any Florida State or Federal court sitting in Miami-Dade County, Florida, and hereby further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

        (c) Nothing in this Section 11.5 shall affect the right of the Bank to serve legal process in any other manner permitted by law or affect the right of the Bank to bring any action or proceeding against Borrowers or their property in the courts of other jurisdictions.

11.6 Currency Conversion. This is a credit transaction in which the specification of Dollars is of the essence, and Dollars shall be the currency of account in all events. The payment obligations of the Borrowers under this Agreement and the other Documents shall not be discharged by an amount paid in another currency or in another place, whether pursuant to a judgment or otherwise, to the extent that the amount so paid on conversion to Dollars in accordance with normal banking procedures does not yield the amount of Dollars due hereunder. Notwithstanding the foregoing, if for the purpose of obtaining or enforcing judgment in any court it is necessary to convert a sum due hereunder in Dollars into another currency (the "Second Currency"), the rate of exchange which shall be applied shall be that at which in accordance with normal banking procedures the Bank could purchase Dollars with the Second currency on the Business Day preceding that on which final judgment is given. If payment of any sum due hereunder is made to or received by the Bank, whether by judicial judgment (and notwithstanding the rate of exchange actually applied in giving such judgment), or otherwise, in a Second Currency, the obligations hereunder of Borrowers shall be discharged only in the net amount of Dollars that on the Business Day following receipt by the Bank of any sum adjudicated to be due in a Second Currency, the recipient in accordance with its normal bank procedures is able to lawfully purchase with such amount of Second Currency. To the extent that the Bank is not able to purchase sufficient Dollars with such amount of Second Currency to discharge the Dollar obligations to the Bank, the obligations of Borrowers to the Bank shall not be discharged with respect to such difference, and Borrowers agrees that any such undischarged amount will be due as a separate debt and shall not be affected by payment of or judgment being obtained for any other sums due under or in respect of this Agreement. To the extent that the Bank is able to purchase an amount in Dollars in excess of the amount necessary to discharge such Dollar obligations, the Bank shall promptly remit such excess to Borrowers.

11.7 Amendments. The terms of this Agreement may not be amended, modified or waived except by written agreement between Borrowers and the Bank.

11.8 Usury. Anything herein to the contrary notwithstanding, the obligations of Borrowers to pay interest shall be subject to the limitation that payment of interest shall not be required to the extent that receipt of such payment by the Bank would be contrary to the provisions of any law applicable to the Bank limiting the maximum rate of interest which may be charged or collected by the Bank.

11.9 Survival of Agreements. All covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by the Bank of the credit herein contemplated and shall continue in full force and effect so long as such credit is outstanding and unpaid.

11.10 Severability. Any provision hereof which is prohibited or unenforceable shall be ineffective only to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.

11.11 Descriptive Headings. The captions in this Agreement are for convenience of reference only and shall not define or limit the provisions hereof.

11.12 Waiver of Trial by Jury. BORROWERS AND BANK EACH HEREBY WAIVES ITS RIGHT TO TRIAL BY JURY IN ANY LITIGATION BASED HEREON OR ARISING OUT OF OR IN CONNECTION WITH ANY AGREEMENT, DOCUMENT OR INSTRUMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

11.13 Confidentiality. The Bank agrees (on behalf of itself and each of its Affiliates, directors, officers, employees, and representatives) to keep confidential, in accordance with its customary procedures of handling confidential information of the same nature and in accordance with safe and sound banking practices, any non-public information supplied to it by Borrowers or any of their Subsidiaries pursuant to this Agreement; provided, however, that nothing herein shall limit the disclosure of any such information (i) to the extent required by statute, rule, regulation or judicial process, (ii) to counsel for the Bank so long as such counsel confirms it shall keep the non-public information confidential in accordance with these provisions, (iii) to bank examiners, auditors or accountants or to any other regulatory agency or body with proper authority (including non-governmental regulatory agencies or bodies),
        (iv) in connection with any litigation to which the Bank is a party where disclosure of such information is, in the opinion of counsel for the Bank, necessary or advisable in connection with any action, claim, suit or proceeding, directly or indirectly, involving or potentially involving the Bank and arising out of, based upon, relating to or involving this Agreement or any Note, or any transactions contemplated hereby or arising hereunder, (v) to any assignee or participant of the Bank's rights hereunder, so long as such assignee or participant first acknowledges that it is bound by the provisions of this Section 10.13, or (vi) to any credit agency that rates the financial condition of the Bank or the claims paying ability of the Bank or the financial condition of any Borrower. To the extent disclosure is required under clauses (i),
        (iii) and (iv) above, the Bank agrees to use its best efforts to give the Borrower prompt prior notice thereof if allowed by law.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first written above.

Address for Bank:                       HAMILTON BANK, N.A.

3750 N.W. 87th Avenue
Miami, Florida  33178                   By:
Attn:  Alina Cannon                        -------------------------------------
                                           Name:   Alina Cannon
Telephone: (305) 717-5500                  Title:  Vice President
Facsimile: (305) 717-6873

                                        By:
                                           -------------------------------------
                                           Name:   J. Reid Bingham
                                           Title:  General Counsel


Address for all Borrowers:              UNITED PETROLEUM CORPORATION

5800 N.W. 74th Avenue
Miami, Florida  33166                   By:
Attn:  Mr. Jose Bared                      -------------------------------------
                                           Name:   Carlos Bared
Telephone: (305)                           Title:  Vice President
Facsimile: (305)

                                        UNITED PETROLEUM GROUP, INC.

                                        By:
                                           -------------------------------------
                                           Name:   Carlos Bared
                                           Title:  President

                                        F.S. CONVENIENCE STORES, INC.

                                        By:
                                           -------------------------------------
                                           Name:   Carlos Bared
                                           Title:  Vice President

                                        F.S. GAS SUBSIDIARY, INC.

                                        By:
                                           -------------------------------------
                                           Name:   Carlos Bared
                                           Title:  Vice President

                                        F.S. NON-GAS SUBSIDIARY, INC.

                                        By:
                                           -------------------------------------
                                           Name:   Carlos Bared
                                           Title:  Vice President

                                        REWJB GAS INVESTMENTS

                                        By:
                                           -------------------------------------
                                           Name:   Carlos Bared
                                           Title:  Vice President

                                        JACKSON-UNITED PETROLEUM CORPORATION

                                        By:
                                           -------------------------------------
                                           Name:   Carlos Bared
                                           Title:  Vice President

                                        CALIBUR SYSTEMS, INC.

                                        By:
                                           -------------------------------------
                                           Name:   Carlos Bared
                                           Title:  Vice President